Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2010, relating to our audits of the consolidated financial statements of ANTs software inc. as of and for the years ended December 31, 2009 and 2008, included in the 2009 Annual Report on Form 10-K/A Amendment No. 1.  Our report contains an emphasis of a matter paragraph regarding substantial doubt as to the ability of the Company to continue as a going concern.  We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Weiser LLP

New York, NY
April 20, 2010